Exhibit 21
Video Display Corporation
Subsidiary Companies
Lexel Imaging Systems, Inc.
1501 Newtown Pike
Lexington, Kentucky
Aydin Displays, Inc.
1 Riga Lane
Birdsboro, Pennsylvania
Southwest Vacuum Devices, Inc.
1868 Tucker Industrial Drive
Tucker, Georgia
Z-Axis, Inc.
1916 Rt. 96
Phelps, New York
Discontinued Operations
Fox International Ltd.
23600 Aurora Road
Bedford Heights, Ohio